  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          ($ in millions) (unaudited)

                                                        Six Months Ended    Year Ended
                                                            June 30        December 31
                                                          1995       1994        1994
                                                          ----       ----        ----
Income (loss) before income taxes
  and minority interest                                  $ 128      $ 183       $ 157
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                                   -         (1)         (5)
Add: Fixed charges excluding capitalized interest          212        169         369
                                                         -----      -----       -----
Earnings as adjusted                                     $ 340      $ 353       $ 531
                                                         =====      =====       =====
Combined fixed charges and preferred dividends:
  Interest expense                                       $ 119      $  92       $ 177
  Rental expense                                            15         17          35
  Capitalized interest                                       -          -           -
  Pre-tax earnings required to cover
    preferred dividend requirements (a)                     78         60         157
                                                         -----      -----       -----
Total combined fixed charges and preferred dividends     $ 212      $ 169       $ 369
                                                         =====      =====       =====
Ratio of earnings to combined fixed charges
  and preferred dividends                                 1.60x      2.09x       1.44x
                                                         =====      =====       =====



(a)  Dividend requirement divided by 100% minus effective income tax rate.





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